EXHIBIT 99

                      The McGraw-Hill Companies Reports
               14.7% Increase in EPS from Continuing Operations
                        for the Second Quarter of 2004

    NEW YORK, July 27 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today announced second quarter 2004 diluted earnings per share from continuing operations of 86 cents, an increase of 14.7% over the 75 cents reported for the same period last year.
    Income from continuing operations in the second quarter grew by 16.0% to $165.6 million. Operating revenue for the second quarter increased by 5.0% to $1.2 billion.
    "Another record performance in Financial Services, growth in higher education around the globe, improvement in advertising and effective cost containment were hallmarks of our second quarter performance," said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. "As a result, we improved the operating margin to 24.1% in the second quarter.
    "For the first half of 2004, diluted earnings per share from continuing operations grew to $1.25. The results include a first quarter non-cash benefit of $20 million, or 10 cents per share, of accrued tax liabilities following the completion of various federal, state, local and foreign tax audits. Income from continuing operations for the first half increased to $241.9 million. Diluted earnings per share from net income of $1.25 compares with $1.24 in 2003, which includes the after-tax impact of 29 cents from discontinued operations.
    "Revenue grew to $2.1 billion in the first half of 2004, an increase of 6.9% over the comparable period last year.
    Education: "Revenue for the segment in the second quarter decreased 2.1% to $531.7 million, but the operating profit improved by 2.6% to $57.1 million, compared to the same period last year. Favorable foreign exchange rates contributed $1.5 million to revenue and had an immaterial impact on operating profit.
    "Revenue for the McGraw-Hill Higher Education, Professional and International Group (HPI) increased 7.2% to $191.5 million in the second quarter. Revenue for the McGraw-Hill School Education Group (SEG) declined by 6.7% to $340.2 million.
    "At HPI, improved college and university business here and abroad, growth in Spanish-language products in international markets and increased business and professional sales all contributed to the better performance.
    "A sophisticated combination of content and technology that enhances the learning experience for students and course management capabilities for instructors is a key to our growth in the college and university market. As a result, we produced gains in all our major imprints -- business and economics; science, engineering and mathematics; and the humanities, social sciences and language -- in the second quarter and expect to outperform the market this year.
    "Orders for secondary school products in Mexico, Argentina and Spain contributed to the increase in Spanish-language sales. There was also improvement in the sale of English-language products overseas.
    "Gains in business, general reference and medical titles offset the ongoing softness in the computer and technology market.
    "For the McGraw-Hill School Education Group, reduced opportunities in this year's new state adoption market and the timing of orders skewed year-over-year comparisons in the second quarter. In 2003, SEG benefited from early ordering of social studies and a record open territory math adoption of approximately $20 million from New York City. In 2004, major adoption states like Texas are ordering less and buying later in the year. As a result, the state adoption market this year will shrink by about 30%.
    "The biggest new state adoption opportunity this year is in mathematics. We expect to be the K-12 leader in the new math state adoptions by capturing more than 30% of the available dollars despite softness in K-6 basal sales.
    "We continue to see stepped up activity in the reading market in the second quarter as No Child Left Behind programs are funded. In California, for example, Reading First funds were used to purchase reading materials in Los Angeles, Oakland and Fontana. We expect more Reading First funding to reach the market in the third quarter as eligible school districts obtain approval for their programs from state education authorities.
    "Our testing business, despite additional expenses incurred for increased scoring requirements, is growing as states prepare for the No Child Left Behind's mandated testing in reading and math for grades three through eight starting in the 2005-06 school year. We continue to win new statewide contracts and important multi-year extensions. Major new contracts have been awarded to us in Arizona, Massachusetts, New York and North Dakota.
    Financial Services: "Revenue for this segment in the second quarter increased 14.8% to $504.5 million and the operating profit grew by 24.9% to $214.2 million compared to the same period last year. Favorable foreign exchange rates contributed $6.6 million to revenue and $1.3 million to operating profit in the second quarter.
    "Strength in international and domestic ratings in the face of a decline in the U.S. new issue market and an improving performance in equity services helped Standard & Poor's produce record results in the second quarter.
    "Structured finance set the pace globally with growth in all asset classes. International ratings accounted for approximately 33% of ratings revenue and grew faster than domestic operations in the second quarter.
    "In the United States, residential mortgage-backed and commercial mortgage-backed securitizations were particularly strong as structured finance repeated its usual quarterly pattern with a surge of activity in the final month of the quarter.
    "Asset-backed securitization also picked up late in the second quarter because of new credit card, auto and student loan activity.
    "Rapid growth in bank loan ratings, counterparty credit ratings and ratings evaluation services offset softness in corporate and public finance ratings.
    "New issue dollar volume declined by 8.7% in the United States bond market and grew by 11.4% in Europe in the second quarter versus the same period in 2003. In the U.S., corporate new issuance was off 44.8%. Public finance declined by 22.6%. Mortgage-backed securities issuance was up 47.2%, and asset-backed securities issuance rose 9.3%, according to reports from Securities Data Corporation and Harrison Scott Publications.
    "With assets under management for Exchange-Traded Funds based on S&P indexes climbing by 25.4% in the second quarter, our indexes produced a solid gain. At the end of June 2004, assets under management in S&P-based Exchange-Traded Funds hit $90.1 billion compared to $71.9 billion for the same period last year. Trading of derivative contracts linked to S&P indexes at the Chicago Board of Options Exchange and the e-Mini version of the S&P 500 futures contract at the Chicago Mercantile Exchange also picked up in the second quarter.
    "The sale of S&P Stock Reports and other information products for the financial community also climbed in the second quarter.
    "Increased merger and acquisition activity and continued growth in such non-valuation services as litigation support and real estate produced a gain in valuation services.
    Information and Media Services: "Revenue for this segment in the second quarter increased 2.5% to $194.1 million, and the operating profit grew by 1.6% to $24.8 million compared to the same period last year.
    "A pickup in advertising was a key factor in the segment's second quarter performance. Revenue for the Broadcasting Group grew by 3.5% to $28.0 million as local time sales improved in all our markets. We also benefited from political advertising.
    "For the Business-to-Business Group, which includes BusinessWeek, construction, energy, aviation and healthcare products and services, revenue was up 2.3% to $166.1 million.
    "After a 2.6% increase in advertising pages in the first quarter, BusinessWeek produced a 14.6% gain in the second quarter despite one less issue, according to the Publishers Information Bureau. In June, we also successfully launched BusinessWeek SmallBiz, a new controlled-circulation publication for 500,000 small business entrepreneurs and owners. The next edition of BusinessWeek SmallBiz will be published in October.
    "Softness in advertising in some construction publications and the postponement of a conference in the second quarter were offset by gains at the McGraw-Hill Construction Network and Architectural Record. With 294 advertising pages, Architectural Record's June issue was the second largest in the publication's 113-year history.
    "Our energy services benefited from the continuing volatility in oil markets.
    "After some turmoil, the advertising market in aviation was stabilizing but couldn't overcome the absence of the biennial Paris Air Show, which was held in the second quarter of 2003. Advertising was soft in healthcare.
    The outlook: "The market environment for the first half of 2004 was stronger than originally anticipated, and, as a result, we are refining our earnings guidance for the full year. Our earlier forecast called for mid-to-high single-digit growth in earnings per share from continuing operations in 2004 without the reoccurrence of the 30-cent after-tax benefit from the sale of the equity interest in Rock-McGraw, Inc. We now expect high single digit growth in earnings per share from continuing operations in 2004 without the reoccurrence of the 30-cent after-tax benefit from the sale of the equity interest in Rock-McGraw, Inc.
    "The second half of the year is seasonally the most important but offers some challenges. The third quarter will be influenced by the lightest new adoption calendar of the decade for the elementary-high school market. We also expect tougher second-half comparisons in the torrid Residential Mortgage-Backed Securities (RMBS) market. RMBS new issue dollar volume in the U.S. market surged by nearly 50% in the second half of 2003, a rate of gain that is unlikely to be repeated this year. Nevertheless, we are confident in achieving our revised full year earnings guidance."
    Conference Call Schedule: The Corporation's senior management will review the second quarter 2004 earnings results on a conference call scheduled for this morning, July 27th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Management Commentary page of the Investor Relations section of the Corporation's website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:15 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 673-9805; international participants may call +1 (773) 756-4711 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation's Investor Relations website and click on the 2Q Earnings button. At the next screen, select the Webcast link under Listening Options. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website's Management Commentary archive several hours after the end of the call and a Webcast replay will be available until August 3, 2004.
    The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

    About The McGraw-Hill Companies:
    Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, BusinessWeek and McGraw-Hill Education. The Corporation has more than 280 offices in 40 countries. Sales in 2003 were $4.8 billion. Additional information is available at http://www.mcgraw-hill.com.


                          The McGraw-Hill Companies
                             Statements of Income
                     Periods ended June 30, 2004 and 2003

                    (in thousands, except per share data)


     (unaudited)              Three Months                   Six Months
                  -----------------------------    ---------------------------
                   2004        2003   % Change      2004        2003  % Change
                  ------      -------  --------    ------      ------- -------
    Operating
     revenue    $1,230,297 $1,172,019    5.0     $2,141,872  $2,002,833   6.9

    Expenses,
     net           965,237    942,688    2.4      1,785,764   1,707,550   4.6
                -----------  ---------          ------------ -----------
    Income from
     operations    265,060    229,331   15.6        356,108     295,283  20.6

    Interest
     expense         2,161      2,673  -19.2          3,898       5,352 -27.2
                -----------   --------           ----------- -----------
    Income from
     continuing
     operations
     before taxes
     on income     262,899    226,658   16.0        352,210     289,931  21.5

    Provision for
     taxes on
     income         97,273     83,863   16.0        110,318     107,273   2.8
                -----------  ---------           ----------- -----------

    Income from
     continuing
     operations  $ 165,626   $142,795   16.0       $241,892    $182,658  32.4
                -----------  ---------           ----------- -----------
    Discontinued
     operations:

       Earnings/(loss)
        from operations
        of discontinued
        components      $-    $(1,206)   N/M          $(931)    $83,659   N/M
       Income tax
        expense/
       (benefit)         -       (446)   N/M           (344)     28,887   N/M
                 -----------  ---------          ------------ -----------
       Earnings/(loss)
        from
        discontinued
        operations      $-      $(760)   N/M          $(587)    $54,772   N/M

    Net income   $ 165,626   $142,035   16.6       $241,305    $237,430   1.6
                 ----------- ---------           ----------- -----------
    Earnings per
     common share:
      Basic earnings
       per share:
      Income from
       continuing
       operations    $0.87     $0.75    16.0          $1.27       $0.96  32.3
                  =========   =======            ===========    ========
    Net income       $0.87     $0.75    16.0          $1.27       $1.25   1.6
                  =========   =======            ===========    ========
    Diluted earnings
     per share:
    Income from
     continuing
     operations      $0.86     $0.75    14.7          $1.25       $0.95  31.6
                  =========   =======            ===========    ========
    Net income       $0.86     $0.74    16.2          $1.25       $1.24   0.8
                  =========   =======            ===========    ========
    Dividend per
     common share    $0.30     $0.27    11.1          $0.60       $0.54  11.1
                  =========   =======            ===========    ========
    Average number
     of common shares
     outstanding:
      Basic        189,590   189,830                190,113     190,485
      Diluted      192,607   191,274                193,076     191,705


      N/M - not meaningful



                             The McGraw-Hill Companies
                         Operating Results by Segment
                     Periods ended June 30, 2004 and 2003

                       (dollars in thousands)

    (unaudited)                Revenue                  Operating Profit
                    ------------------------------  --------------------------
                                                                      % Favor-
                                                                          able
                                      % Favorable                         (Un-
                     2004      2003  (Unfavorable)    2004      2003    favor-
                                                                         able)
                    -------   ------ -------------- -------    ------ --------
    Three Months:
    McGraw-Hill
     Education(a) $531,721   $543,236   (2.1)       $57,055     $55,626    2.6
    Financial
     Services      504,472    439,365   14.8        214,205     171,557   24.9
    Information
     and Media
     Services      194,104    189,418    2.5         24,841      24,443    1.6
                  ---------  ---------  -----       --------    --------  ----
    Total operating
    segments     1,230,297  1,172,019    5.0        296,101     251,626   17.7
    General
     corporate
     expense             -          -      -        (31,041)   (22,295) (39.2)
    Interest
     expense             -          -      -         (2,161)    (2,673)   19.2
                  ---------  ---------   ----       --------  --------- ------
    Total
     company    $1,230,297 $1,172,019    5.0       $262,899*  $226,658*   16.0
                ========== ===========   ====      ========= ========== ======


                       (dollars in thousands)

    (unaudited)                Revenue                  Operating Profit

                                                                      % Favor-
                                                                          able
                                      % Favorable                         (Un-
                     2004      2003  (Unfavorable)    2004      2003    favor-
                                                                         able)
                    -------   ------ -------------- -------    ------ --------
    Six Months:
    McGraw-Hill
     Education(a) $809,918  $804,666     0.7       $(11,741)  $(14,554)   19.3
    Financial
     Services      961,107   834,260    15.2        388,044    316,548    22.6
    Information
     and Media
     Services      370,847   363,907     1.9         38,492     36,919     4.3
                  ---------  ---------  -----       --------    --------  ----
    Total
     operating
     segments    2,141,872 2,002,833     6.9        414,795    338,913    22.4
    General
     corporate
      expense            -         -       -        (58,687)   (43,630) (34.5)
    Interest
     expense             -         -       -         (3,898)    (5,352)   27.2
                  ---------  ---------   ----       --------  --------- ------
    Total
     company    $2,141,872 $2,002,833    6.9       $352,210*   $289,931*  21.5
                ========== ===========   ====      ========= ========== ======


     * Income from continuing operations before taxes on income

     (a) The three and six months ended June 30, 2004 have been restated to exclude discontinued operations as a result of the disposition of the Landoll, Frank Schaffer and related juvenile retail publishing businesses.

     N/M - not meaningful

SOURCE  McGraw-Hill Companies
    -0-                             07/27/2004
    /CONTACT:  Media Relations Contacts -
                 Steven H. Weiss
                 Vice President, Corporate Communications
                 The McGraw-Hill Companies
                 (212) 512-2247 (office)
                 (917) 374-2024 (mobile)
                 (212) 580-2565 (home)
                 weissh@mcgraw-hill.com;
                 Tom DiPiazza
                 Director, Corporate Communications
                 The McGraw-Hill Companies
                  (212) 512-4145 (office)
                  (917) 328-7582 (mobile)
                 tom_dipiazza@mcgraw-hill.com;
               Investor Relations Contact:
                 Donald S. Rubin
                 Senior Vice President, Investor Relations
                 The McGraw-Hill Companies
                  (212) 512-4321 (office)
                  (212) 512-3840 (fax)
                 donald_rubin@mcgraw-hill.com /
    /Web site:  http://www.mcgraw-hill.com/investor_relations
                http://www.mcgraw-hill.com /

    (MHP)

CO:  McGraw-Hill Companies
ST:  New York
IN:  PUB FIN CPR MAG EDU
SU:  ERN CCA